FORM OF

STOCK ESCROW AGREEMENT

STOCK ESCROW AGREEMENT, dated as of ___________ ___, 2007 (“Agreement”) by and among Freedom Financial Holdings, Inc., a Maryland corporation (“Company”), the undersigned parties listed as Initial Stockholders on the signature page hereto (collectively, the “Initial Stockholders”) and _____________________ (“Escrow Agent”).

WHEREAS, in order to raise capital and to register the shares of certain shareholders, the Company has filed a Registration Statement on Form SB-2 (File No. 333-140350) under the Securities Act of 1933, as amended (“Registration Statement”).

WHEREAS, the Company has issued certain promotional shares to officers, directors, and persons who directly or indirectly took the initiative in founding or organizing the Company (the “Shares”).

WHEREAS, the Company’s financial statements contain a going concern opinion and as such, the State of Indiana Securities Division requires that all promotional shares be deposited in escrow.

WHEREAS, the Initial Stockholders have agreed to deposit their Shares of Common Stock of the Company, as set forth opposite their respective names in Exhibit A attached hereto (collectively “Escrow Shares”), in escrow as hereinafter provided.

WHEREAS, the Company and the Initial Stockholders desire that the Escrow Agent accept the Escrow Shares, in escrow, to be held and disbursed as hereinafter provided.

IT IS AGREED:

1. Appointment of Escrow Agent. The Company and the Initial Stockholders hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2. Deposit of Escrow Shares. On or before the Effective Date, each of the Initial Stockholders shall deliver to the Escrow Agent certificates representing his or her respective Escrow Shares, to be held and disbursed subject to the terms and conditions of this Agreement. Each Initial Stockholder acknowledges that the certificate representing his or her Escrow Shares is legended to reflect the deposit of such Escrow Shares under this Agreement.

3.  The Escrow Period. For purposes of this Agreement the Escrow Period shall be defined as the period consisting of the date from which the Escrow Shares are deposited in escrow until the fourth anniversary of the date of the completion of the public offering.

4. Disbursement of the Escrow Shares. The Escrow Agent shall hold the Escrow Shares without disbursement until the second anniversary of the completion by the Company of the initial public offering of the Shares. There after the Escrow Agent shall disburse the Escrow Shares as follows:

(a) Beginning on the second anniversary of the date of the completion of the offering, two and one-half percent (2½ %) of the shares held in escrow may be released each quarter pro rata among the Initial Stockholders, on which dates the Escrow Agent shall, upon written instructions from the Company, disburse the number of shares specified by the Company of the Initial Stockholder’s Escrow Shares to such Initial Stockholder;

(b) All remaining Shares shall be released from escrow on the fourth anniversary from the date of the completion of the offering;

(c) In the event the public offering has been terminated and no securities were sold pursuant thereto, the Shares may be released as of the day of the termination of the offering;

(d) In the event the public offering has been terminated and all of the gross proceeds that were derived therefrom have been returned to the public investors, the Shares may be released as of the date of the return of all proceeds;

provided, however, that if the Escrow Agent is notified by the Company pursuant to Section 7.7 hereof that the Company is being liquidated at any time during the Escrow Period, then the Escrow Agent shall promptly hold the certificates representing the Escrow Shares pursuant to applicable regulations promulgated by the Securities and Exchange Commission; provided further, that if, during the Escrow Period, the Company (or the surviving entity) consummates a liquidation, merger, stock exchange or other similar transaction which results in all of its stockholders of such entity having the right to exchange their shares of Common Stock for cash, securities or other property, then the Escrow Agent will, upon consummation of such transaction, release the Escrow Shares to the Initial Stockholders so that they can similarly participate. The Escrow Agent shall have no further duties hereunder after the disbursement or destruction of the Escrow Shares in accordance with this Section 4.

5. Rights of Initial Stockholders in Escrow Shares.

5.1. Voting Rights as a Stockholder. Except as herein provided, the Initial Stockholders shall retain all of their rights as stockholders of the Company during the Escrow Period, including, without limitation, the right to vote such shares.

5.2. Dividends and Other Distributions in Respect of the Escrow Shares. During the Escrow Period, all dividends payable in cash with respect to the Escrow Shares shall be paid to the Initial Stockholders.

5.3. Restrictions on Transfer. During the Escrow Period, no sale, transfer or other disposition may be made of any or all of the Escrow Shares except (i) by gift to a member of Initial Stockholder’s immediate family or to a trust or other entity, the beneficiary of which is an Initial Stockholder or a member of an Initial Stockholder’s immediate family, (ii) by virtue of the laws of descent and distribution upon death of any Initial Stockholder, or (iii) pursuant to a qualified domestic relations order; provided, however, that such permissive transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement. During the Escrow Period, the Initial Stockholders shall not pledge or grant a security interest in the Escrow Shares or grant a security interest in their rights under this Agreement.

6. Concerning the Escrow Agent.

6.1. Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

6.2. Indemnification. The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circumstances the Escrow Shares are to be disbursed and delivered. The provisions of this Section 6.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 6.5 or 6.6 below.

6.3. Compensation. The Escrow Agent shall be entitled to reasonable compensation from the Company for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimbursement from the Company for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disbursements and all taxes or other governmental charges.

6.4. Further Assurances. From time to time on and after the date hereof, the Company and the Initial Stockholders shall deliver or cause to be delivered to the Escrow Agent such further documents and instruments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agreement, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

6.5. Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as hereinafter provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a successor escrow agent appointed by the Company, the Escrow Shares held hereunder. If no new escrow agent is so appointed within the 60 day period following the giving of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it deems appropriate.

6.6. Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the other parties hereto, jointly, provided, however, that such resignation shall become effective only upon acceptance of appointment by a successor escrow agent as provided in Section 6.5.

6.7. Liability. Notwithstanding anything herein to the contrary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

6.8 Maintenance of Records. The Escrow Agent shall maintain all records relating to the Agreement for a period of three (3) years following the termination of the Agreement.

7. Miscellaneous.

7.1. Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of Utah. Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of Utah, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

7.2. Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to the charged.

7.3. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

7.4. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

7.5. Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, or by private national courier service, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if mailed, two (2) days after the date of mailing, as follows:

If to the Company, to:

Freedom Financial Holdings, Inc.
6615 Brotherhood Way, Suite A
Fort Wayne, Indiana 46825
Brian Kistler, Chief Executive Officer

If to a Stockholder, to his address set forth in Exhibit A.

and if to the Escrow Agent, to:

A copy of any notice sent hereunder shall be sent to:

Weintraub Law Group PC
10085 Carroll Canyon Road, Suite 230
San Diego, California 92131
Attn: Kristin C. Lund, Esq.

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

WITNESS the execution of this Agreement as of the date first above written.

Freedom Financial Holdings, Inc.

By:
Brian Kistler, Chief Executive Officer

INITIAL STOCKHOLDERS:
R&D Investments, LLC

Brian K. Kistler	By: Ben Doherty
Its: Managing Director

Strategic Technology Advisors, LLC

Robin W. Hunt	By: Jeffrey Friedland
Its: Managing Member

JL Penn Investments, LLC

Rodney J. Sinn	By: Jason Friedland
Its: Manager

Stanley P. Lipp	Lorin Cohen

Robert W. Carteaux

Gregory Fields

Mark Shaner

ESCROW AGENT

By:________________________________
Name:
Title: Chairman

EXHIBIT A

Name and Address of Initial Stockholder	Number of Shares	Stock Certificate Number